EXHIBIT 99.1

Viragen Completes $3 Million Financing with

London Institutional Investor, RAB Capital plc

PLANTATION, FLORIDA – April 16, 2007 – Viragen, Inc. (AMEX: “VRA”; “VRA.U”; “VRA.WS”) today announced the completion of a $3 million private placement Unit offering to an investment fund managed by RAB Capital plc, a London-based institutional investor with approximately $5.24 billion of assets under management.

After fees and expenses, Viragen received approximately $2.9 million in net proceeds, which are intended for use to continue funding its manufacturing, licensing, and regulatory programs for Multiferon®, as well as support its drug candidate research and development plans and general working capital purposes.

The $3 million private placement offering consisted of 30,000 Units, priced at $100 per Unit, with each Unit consisting of one share of Series K cumulative convertible preferred stock and five-year warrants to purchase 500 shares of common stock at a price of $0.10 per share. The convertible preferred shares: have a dividend of 18% per annum payable quarterly; are redeemable at the option of the investor or the Company under certain conditions; and are convertible into Viragen common stock at $0.10 per share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities offered in the private placement to the investors were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. Complete terms of this private placement will be available in a Form 8-K to be filed with the Securities and Exchange Commission.

About RAB Capital plc:

RAB Capital is a London-based absolute return investment management company. RAB Capital was founded in 1999, and floated on AIM (the London Stock Exchange’s market for smaller growing companies) in March 2004. As of December 31, 2006, RAB Capital had $5.24 billion of assets under management. RAB Capital is a constituent of the FTSE AIM UK 50 Index, has a market cap of approximately $1 billion and won the prestigious Management Firm of the Year award at the 2006 EuroHedge awards. For further information on RAB, please visit: www.rabcap.com

About Viragen, Inc.:

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product

Viragen, Inc.	1
865 SW 78th Avenue, Suite 100, Plantation, Florida 33324	–	Telephone (954) 233-8746 – Fax (954) 233-1414

and product candidate portfolio includes: Multiferon® (multi-subtype, human alpha interferon) which is uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, other niche cancer indications and selected infectious diseases; VG101, a humanized monoclonal antibody that binds selectively to an antigen over-expressed on Stage IV malignant melanoma tumors; and VG102, a highly novel humanized monoclonal antibody that binds selectively to an antigen that is over-expressed on nearly all solid tumors. We are also pioneering the development of the OVA™ System (Avian Transgenics), with the renowned Roslin Institute, the creators of “Dolly the Sheep”, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the success of third-party marketing efforts; our ability to retain third-party distributors; our ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc.	2
865 SW 78th Avenue, Suite 100, Plantation, Florida 33324	–	Telephone (954) 233-8746 – Fax (954) 233-1414